Exhibit 99.1
The Beauty Health Company Reports Record Second Quarter 2021 Financial Results

Raises Full Year 2021 Sales Guidance

Long Beach, Calif., August 10, 2021 – The Beauty Health Company ("BeautyHealth" or the "Company"; NASDAQ:SKIN), a global category-creator in beauty health leading the charge with its flagship brand HydraFacial, today announced financial results for the second quarter ended June 30, 2021.

Clint Carnell, BeautyHealth’s CEO, stated: “Our second quarter results reflect exceptional performance in both sales and adjusted EBITDA. We achieved strong sales in our Delivery Systems, and trends in our Consumables accelerated as COVID-19 restrictions lifted and more of our partners reopened. The key strategic initiatives implemented late last year are taking shape, and are further strengthened by the underlying trends in consumer behavior towards health and wellness, a shift we believe is lasting. We accelerated our investments in brand building programs, which forged significant progress on our vision of strengthening our connection with our consumers and further enhancing our BeautyHealth community.”

“As a result of our strong performance to date combined with our expectations for the second half of this year, we are raising our top-line guidance for the full year to a range of $230 million to $240 million, barring any deterioration related to COVID-19 trends. A significant priority is to use our outsized revenue growth to increase investments in our branding and infrastructure initiatives, accelerating our positioning in this nascent global beauty health category,” concluded Mr. Carnell.

Key Operational and Business Metrics

	Three Months Ended June 30,		Six Months Ended June 30,
(dollars in millions)	2021	2020	2021	2020
Delivery Systems net sales	$34.9	$6.0	$60.6	$20.1
Consumables net sales	$31.6	$8.1	$53.4	$26.6
Total net sales	$66.5	$14.1	$114.0	$46.7
Gross profit	$47.3	$4.3	$79.0	$23.2
Gross margin	71.0%	30.3%	69.3%	49.7%
Net loss	$(139.4)	$(10.4)	$(142.7)	$(19.5)
Adjusted net income (loss)	$7.8	$(5.7)	$7.7	$(11.0)
Adjusted EBITDA (loss)	$11.4	$(1.1)	$18.4	$(3.2)
Adjusted EBITDA margin	17.1%	(7.7)%	16.1%	(6.8)%
Adjusted gross profit	$49.8	$7.2	$84.1	$28.8
Adjusted gross margin	74.9%	51.0%	73.8%	61.7%
Second Quarter 2021 Summary
•Net sales of $66.5 million increased 371.2% compared to $14.1 million in Q2 2020 and 57.1% compared to $42.3 million in Q2 2019, driven by continued strength in the U.S. and EMEA, as well as significant growth in APAC.
◦Delivery System net sales increased to $34.9 million, compared to $6.0 million in Q2 2020 and $20.9 million in Q2 2019.
◦Consumables net sales increased to $31.6 million, compared to $8.1 million in Q2 2020 and $21.4 million in Q2 2019.
•Net sales in the Americas region were $42.7 million in Q2 2021 compared to $9.5 million in Q2 2020 and $31.8 million in Q2 2019 due to strong trends in the U.S., as markets reopened and consumer demand accelerated. Net sales in the APAC region were $12.4 million in Q2 2021 compared to $2.6 million in Q2 2020 and $2.8 million in Q2 2019, driven by continued strength in China, Japan, Taiwan and Australia. Net sales in the EMEA region were $11.4 million in Q2 2021 compared to $2.1 million in Q2 2020 and $7.8 million in Q2 2019, driven by strength in the United Kingdom, Russia and the Middle East.
•Gross margin increased to 71.0% compared to 30.3% in Q2 2020, and Q2 adjusted gross margin increased to 74.9% compared to 51.0% in Q2 2020. The improvement in gross profit was due to fixed cost leverage from higher than expected sales, improved average selling prices for Delivery Systems, as well as cost savings initiatives.

•Selling, general and administrative expenses were $70.6 million in Q2 2021 compared to $11.6 million in Q2 2020, primarily driven by increased transaction-related costs, sales commissions and personnel-related expenses and increased marketing spend. We have incurred $0.9 million of public company costs including directors’ and officers’ liability insurance, SOX compliance and additional audit and tax related services in the second quarter. For the second half of 2021, we anticipate these public company costs to be approximately $3.1 million and we expect such costs to continue going forward.
•Operating loss was $26.4 million compared to an operating loss of $7.9 million in Q2 2020. The operating loss includes stock-based compensation expense of $3.5 million and $30.4 million of one-time transaction related expenses, which includes $21.0 million paid to the former owners of HydraFacial.
•Net loss was $139.4 million compared to a net loss of $10.4 million in Q2 2020. Net loss includes the non-cash changes in fair value of both the warrant and earn-out shares liabilities, which totaled $108.6 million. The earn-out shares liability was initially measured as of the date of the consummation of the Business Combination and was settled in 7.5 million shares of Class A Common Stock on July 15, 2021. In Q2 2021, adjusted net income was $7.8 million compared to an adjusted net loss of $5.7 million in Q2 2020.
•Adjusted EBITDA is an important profitability measure that we use to manage our business internally. In Q2 2021, adjusted EBITDA was $11.4 million compared to an adjusted EBITDA loss of $1.1 million in Q2 2020. The increase in adjusted EBITDA is the result of higher sales and gross margin improvement, partially offset by increased commissions and bonuses related to strong sales and increased marketing spend.

Balance Sheet and Cash Flow Highlights
Cash and cash equivalents were $101.5 million as of June 30, 2021 compared to $14.6 million as of June 30, 2020.

As part of the Business Combination, we repaid all debt outstanding and have no debt as of June 30, 2021 compared to $212.9 million in Q2 2020.

Net cash flow used in operating activities of $31.9 million for the six months ended June 30, 2021 compared to net cash used in operating activities of $11.6 million for the six months ended June 30, 2020. The net cash flow used included transaction costs of $31.2 million. Capital expenditures for the six months ended June 30, 2021 totaled $5.0 million.

Warrants
The 15,333,333 public warrants and 9,333,333 private placement warrants are not exercisable nor redeemable by the Company until October 2, 2021.

Outlook

BeautyHealth is raising its fiscal 2021 net sales guidance to $230 million to $240 million, compared to the previous expectation of net sales of approximately $200 million. The increase assumes no deterioration in the market related to COVID-19 trends.

For fiscal 2021, BeautyHealth continues to expect:
•Adjusted EBITDA of approximately $25 million remains unchanged as we reinvest in our global infrastructure scaling for future growth.
•Up to $15 million of capital expenditures remains unchanged.
BeautyHealth’s achievement of the anticipated results is subject to risks and uncertainties, including those disclosed in the Company’s filings with the Securities and Exchange Commission. The outlook does not take into account the impact of any unanticipated developments in the business or changes in the operating environment, nor does it take into account any unannounced acquisitions, dispositions or financings during 2021. In addition, given the uncertainty in the environment in which BeautyHealth is operating, the Company remains cautious of the potential risk for further market closures or other restrictive measures from new COVID-19 strains and the uneven global rollout and adoption of the vaccines. BeautyHealth’s outlook assumes a largely reopened global market, which would be negatively impacted if closures or other restrictive measures persist or are reimplemented.

Conference Call
BeautyHealth will host a conference call on Tuesday, August 10, 2021, at 4:30 p.m. ET to review the second quarter financial results. The call may be accessed via live audio webcast through the Investor Relations section of our website at https://investors.beautyhealth.com/ or by dialing 833-562-0162 (international callers please dial 209-905-5448), using conference ID 9592658, approximately 10 minutes prior to the start of the call. A recorded replay of the conference call will be available within approximately three hours of the conclusion of the call and can be accessed online at https://investors.beautyhealth.com/.

Non-GAAP Financial Measures

In addition to results determined in accordance with accounting principles generally accepted in the United States of America (GAAP), management utilizes certain non-GAAP performance measures such as adjusted net income, adjusted EBITDA, adjusted EBITDA margin, adjusted gross profit, and adjusted gross margin, for purposes of evaluating ongoing operations and for internal planning and forecasting purposes. We believe that these non-GAAP operating measures, when reviewed collectively with our GAAP financial information, provide useful supplemental information to investors in assessing our operating performance.

Adjusted Net Income, Adjusted EBITDA and Adjusted EBITDA Margin

Adjusted net income, adjusted EBITDA and adjusted EBITDA margin are key performance measures that management uses to assess our operating performance. Because adjusted net income, adjusted EBITDA and adjusted EBITDA margin facilitate internal comparisons of our historical operating performance on a more consistent basis, we use these measures for business planning purposes.

We also believe this information will be useful for investors to facilitate comparisons of our operating performance and better identify trends in our business. We expect adjusted EBITDA margin to increase over the long-term as we continue to scale our business and achieve greater leverage in our operating expenses.

We calculate adjusted net income as net income (loss) adjusted to exclude: change in fair value of public and private placement warrants, change in fair value of earn-out shares liability, other (income), net; amortization expense; stock-based compensation expense; management fees incurred from our historical private equity owners; one-time or non-recurring items such as transaction costs (including transactions costs with respect to the Business Combination); restructuring costs (including those associated with COVID-19) and the aggregate adjustment for income taxes for the tax effect of the adjustments described above.

We calculate adjusted EBITDA as net income (loss) adjusted to exclude: change in fair value of public and private placement warrants, change in fair value of earn-out shares liability, other (income), net; interest expense; provision for income taxes; depreciation and amortization expense; stock-based compensation expense; foreign currency gain/loss; management fees incurred from our historical private equity owners; one-time or non-recurring items such as transaction costs (including transactions costs with respect to the Business Combination); and restructuring costs (including those associated with COVID-19).

The following table reconciles BeautyHealth’s net loss to adjusted net income (loss) for the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,
Unaudited (in thousands)	2021	2020	2021	2020
Net loss	$(139,378)	$(10,397)	$(142,652)	$(19,466)
Adjusted to exclude the following:
Change in FV of warrant liability	72,027	—	72,027	—
Change in FV of earn-out shares liability	36,525	—	36,525	—
Amortization expense	2,952	3,201	5,852	6,399
Stock-based compensation expense	3,508	224	3,542	250
Other expense (income) (1)	4,307	(56)	4,314	(61)
Management fees (2)	82	437	209	967
Transaction related costs (3)	30,411	144	31,157	807
Other non-recurring and one-time fees (4)	51	2,223	138	2,765
Aggregate adjustment for income taxes	(2,671)	(1,497)	(3,434)	(2,700)
Adjusted net income (loss)	$7,814	$(5,721)	$7,678	$(11,039)
The following table reconciles BeautyHealth’s net income (loss) to adjusted EBITDA for the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,
Unaudited (in thousands)	2021	2020	2021	2020
Net loss	$(139,378)	$(10,397)	$(142,652)	$(19,466)
Adjusted to exclude the following:
Change in FV of warrant liability	72,027	—	72,027	—
Change in FV of earn-out shares liability	36,525	—	36,525	—
Depreciation and amortization expense	3,694	3,803	7,338	7,304
Stock-based compensation expense	3,508	224	3,542	250
Interest expense	2,060	5,667	7,759	9,817
Income tax benefit	(1,870)	(3,052)	(2,176)	(5,667)
Foreign currency loss, net	(24)	(81)	232	122
Other expense (income) (1)	4,307	(56)	4,314	(61)
Management fees (2)	82	437	209	967
Transaction related costs (3)	30,411	144	31,157	807
Other non-recurring and one-time fees (4)	51	2,223	138	2,765
Adjusted EBITDA	$11,393	$(1,088)	$18,413	$(3,162)
Adjusted EBITDA margin	17.1%	(7.7)%	16.1%	(6.8)%
_________________
(1)In connection with the consummation of the Business Combination, we repaid all long-term borrowings. Amounts presented primarily represent a total of $4.3 million in prepayment penalties and deferred financing cost write-offs.
(2)Represents quarterly management fees paid to the majority shareholder of HydraFacial based on a pre-determined formula. Following the Business Combination, these fees are no longer paid.
(3)Such amounts primarily represent direct costs incurred with the Business Combination, including $21.0 million paid to the former owner of HydraFacial, and to prepare HydraFacial to be marketed for sale by HydraFacial’s shareholders in previous periods.
(4)Such costs primarily represent COVID-19 related restructuring cost of $2.0 million and $2.1 million for the three and six months ended June 30, 2020, respectively, including write-off of expired Consumables, discontinued product lines, human capital and cash management consultants, and, to a lesser extent, costs associated with a former warehouse and assembly facility during the transition period.

Adjusted Gross Profit and Adjusted Gross Margin
We use adjusted gross profit and adjusted gross margin to measure our profitability and ability to scale and leverage the costs of our Delivery Systems and Consumables net sales. The continued growth of our Delivery Systems is expected to allow us to improve our adjusted gross margin, as additional Delivery System units sold will increase our recurring Consumables net sales, which has higher margins.

We believe adjusted gross profit and adjusted gross margin are useful measures to the Company and our investors to assist in evaluating our operating performance because they provide consistency and direct comparability with our past financial performance and between fiscal periods, as the metrics eliminate the effects of amortization and depreciation, which are non-cash expenses that may fluctuate for reasons unrelated to overall continuing operating performance. Adjusted gross margin has been and will continue to be impacted by a variety of factors, including the product mix, geographic mix, direct vs. indirect mix, the average selling price on Delivery Systems, and new product launches. We expect our adjusted gross margin to fluctuate over time depending on the factors described above.

The following table reconciles gross profit to adjusted gross profit for the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,
Unaudited (in thousands)	2021	2020	2021	2020
Net sales	$66,508	$14,116	$114,050	$46,652
Cost of sales	19,257	9,840	35,059	23,447
Gross profit	$47,251	$4,276	$78,991	$23,205
Gross margin	71.0%	30.3%	69.3%	49.7%
Adjusted to exclude the following:
Depreciation and amortization expense	$2,567	$2,930	$5,158	$5,569
Adjusted gross profit	$49,818	$7,206	$84,149	$28,774
Adjusted gross margin	74.9%	51.0%	73.8%	61.7%
About the Business Combination
On May 4, 2021, HydraFacial completed the previously announced business combination (the “Business Combination”) with Vesper Healthcare Acquisition Corp. (“Vesper Healthcare”), a special purpose acquisition company. In connection with the Business Combination, Vesper Healthcare changed its name to The Beauty Health Company, and LCP Edge Intermediate, Inc., the indirect parent of Edge Systems LLC d/b/a The HydraFacial Company (“HydraFacial”) became an indirect subsidiary of BeautyHealth. The second quarter 2021 results reported in this press release are those of HydraFacial for a period prior to the closing of the Business Combination. For fiscal periods following the date of completion of the Business Combination, financial results will be reported by The Beauty Health Company on a consolidated basis.

About The Beauty Health Company
BeautyHealth is a category-creating beauty health company focused on bringing innovative products to market. Our flagship brand, HydraFacial, is a non-invasive and approachable beauty health platform and ecosystem with a powerful community of estheticians, consumers and partners, bridging medical and consumer retail to democratize and personalize skin care solutions for the masses. Leading the charge in beauty health as a category-creator, HydraFacial uses a unique delivery system to cleanse, extract, and hydrate with their patented hydradermabrasion technology and super serums that are made with nourishing ingredients, providing an immediate outcome and creating an instantly gratifying glow in just three steps and 30 minutes. HydraFacial® and Perk™ products are available in over 87 countries with over 18,000 Delivery Systems globally and millions of treatments performed each year. For more information, visit the brand on LinkedIn, Facebook, Instagram, or at HydraFacial.com. For more information, please visit at https://investors.beautyhealth.com/.

Forward-Looking Statements
Certain statements made in this release are “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements.

These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside The Beauty Health Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements.

Important factors, among others, that may affect actual results or outcomes include the inability to recognize the anticipated benefits of the Business Combination; costs related to the Business Combination; the inability to maintain the listing of The Beauty Health Company’s shares on Nasdaq; The Beauty Health Company’s ability to manage growth; The Beauty Health Company’s ability to execute its business plan; potential litigation involving The Beauty Health Company; changes in applicable laws or regulations; the possibility that The Beauty Health Company may be adversely affected by other economic, business, and/or competitive factors; and the impact of the continuing COVID-19 pandemic on the Company’s business. The Beauty Health Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts
ICR, Inc.
Investors: Dawn Francfort
Email: BeautyHealthIR@icrinc.com
Press: Alecia Pulman
Email: alecia.pulman@icrinc.com

The Beauty Health Company
Condensed Consolidated Statements of Operations
(in thousands except share and per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

Net sales	$66,508	$14,116	$114,050	$46,652
Cost of sales	19,257	9,840	35,059	23,447
Gross profit	47,251	4,276	78,991	23,205
Operating expenses:
Selling and marketing	26,214	6,186	43,309	23,883
Research and development	2,988	597	4,440	1,972
General and administrative	44,402	5,412	55,213	12,605
Total operating expenses	73,604	12,195	102,962	38,460
Loss from operations	(26,353)	(7,919)	(23,971)	(15,255)
Other (income) expense:
Interest expense, net	2,060	5,667	7,759	9,817
Other expense (income), net	4,307	(56)	4,314	(61)
Change in fair value of warrant liability	72,027	—	72,027	—
Change in fair value of earn-out shares liability	36,525	—	36,525	—
Foreign currency loss, net	(24)	(81)	232	122
Total other expense	114,895	5,530	120,857	9,878
Loss before provision for income taxes	(141,248)	(13,449)	(144,828)	(25,133)
Income tax benefit	(1,870)	(3,052)	(2,176)	(5,667)
Net loss	$(139,378)	$(10,397)	$(142,652)	$(19,466)
Net loss per share - basic and diluted	$(1.52)	$(0.30)	$(2.24)	$(0.58)
Weighted average common shares outstanding - basic and diluted	91,798,837	34,482,179	63,805,807	33,309,191

The Beauty Health Company
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	June 30,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$101,467	$9,486
Accounts receivable	40,128	18,576
Prepaid expenses	4,804	3,220
Income tax receivable	4,279	4,611
Inventories	23,762	23,202
Total current assets	174,440	59,095
Property and equipment, net	10,113	9,191
Intangible assets, net	51,884	50,935
Goodwill	103,100	98,531
Deferred tax assets, net	482	270
Other assets	2,489	4,813
Total assets	$342,508	$222,835
Liabilities and Shareholders’ (Deficit) Equity
Current liabilities:
Accounts payable	$17,328	$18,485
Accrued payroll related expenses	18,327	9,475
Other accrued expenses	3,073	2,458
Income tax payable	764	—
Current portion of long-term debt due to related parties	—	512
Total current liabilities	39,492	30,930
Earn-out shares liability	126,000	—
Other long-term liabilities	1,767	1,854
Long-term debt due to related parties, net of current portion	—	216,024
Deferred tax liabilities, net	1,313	3,987
Warrant liabilities	157,866	—
Total liabilities	326,438	252,795
Stockholders’ (deficit) equity:
Common stock	13	4
Preferred stock	—	—
Additional paid-in capital	202,352	13,952
Note receivable from stockholder	—	(554)
Accumulated other comprehensive (loss) income	(39)	242
Accumulated deficit	(186,256)	(43,604)
Total stockholders’ (deficit) equity	16,070	(29,960)
Total liabilities and stockholders’ (deficit) equity	$342,508	$222,835

The Beauty Health Company
Quarterly Financial Results Summary
(Unaudited)

(dollars in millions)	Q1 2020	Q2 2020	Q3 2020	Q4 2020
Delivery Systems net sales	$14.1	$6.0	$15.9	$17.4
Consumables net sales	18.4	8.1	18.6	20.5
Total net sales	$32.5	$14.1	$34.5	$37.9
Gross profit	$18.9	$4.3	$21.0	$23.0
Gross margin	58.2%	30.3%	60.8%	60.8%
Income (Loss) from Operations	$(7.3)	$(7.9)	$2.8	$(4.7)
Net loss	$(9.1)	$(10.4)	$(2.1)	$(7.6)
Adjusted EBITDA (loss)	$(2.1)	$(1.1)	$7.4	$3.5
Adjusted EBITDA margin	(6.4)%	(7.7)%	21.3%	9.3%
Adjusted gross profit	$21.6	$7.2	$23.6	$25.6
Adjusted gross margin	66.3%	51.0%	68.4%	67.5%

(dollars in millions)	Q1 2021	Q2 2021
Delivery Systems net sales	$25.6	$34.9
Consumables net sales	21.9	31.6
Total net sales	$47.5	$66.5
Gross profit	$31.7	$47.3
Gross margin	66.7%	71.0%
Income (Loss) from Operations	$2.4	$(26.4)
Net loss	$(3.3)	$(139.4)
Adjusted EBITDA (loss)	$7.0	$11.4
Adjusted EBITDA margin	14.8%	17.1%
Adjusted gross profit	$34.3	$49.8
Adjusted gross margin	72.2%	74.9%